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                   CONSENT OF NATIONAL WESTMINSTER BANK PLC

The Board of Directors
The Pet Practice, Inc.
1018 West Ninth Avenue
King of Prussia, Pennsylvania  19406

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Veterinary Centers of America, Inc. ("VCA") relating to the proposed merger of The Pet Practice, Inc. with and into a wholly owned subsidiary of VCA and references made to our firm and such opinion in "SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS--The Merger--VCA's Reasons for the Merger; Recommendations of the VCA Board," "--Opinion of VCA's Financial Advisor" and "THE MERGER--Background of the Merger," "-- VCA's Reasons for the Merger; Recommendations of the VCA Board" and "--Opinions of Financial Advisors--VCA." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                       By: /s/ National Westminster Bank PLC
                                           _________________________________
                                            National Westminster Bank PLC


New York, New York
June 24, 1996